SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 24, 2002

                              AOL TIME WARNER INC.

             (Exact name of registrant as specified in its charter)


         DELAWARE                     1-15062                   13-4099534
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission                 (I.R.S. Employer
      of incorporation)             File Number)             Identification No.)


                 75 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10019
                 ----------------------------------------------
               (Address of principal executive offices) (zip code)


                                  212 484-8000
                                  ------------
              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
                                 --------------
          (Former Name or former address, if changed since last report)

ITEM 5.           OTHER EVENTS.

                  On June 24, 2002 Time Warner Entertainment Company, L.P., a Delaware limited partnership ("TWE"), Paragon Communications ("Paragon"), a Colorado general partnership and a wholly owned subsidiary of AOL Time Warner Inc. ("AOLTW"), and Advance/Newhouse Partnership, a New York general partnership ("Advance/Newhouse"), entered into a binding letter agreement (the "Letter Agreement") pursuant to which the parties agreed to a restructuring of Time Warner Entertainment - Advance/Newhouse Partnership, a New York general partnership ("TWEAN"), which currently owns cable television systems serving approximately 7 million subscribers. The Letter Agreement provides that cable television systems serving approximately 2.1 million subscribers primarily located in the State of Florida and certain related and other assets and the liabilities associated with them (the "Designated Assets") will be contributed (the "Contribution") to a newly formed wholly-owned subsidiary (the "Subsidiary") of TWEAN, and Advance/Newhouse's entire partnership interest in TWEAN will be converted into a partnership interest tracking the economic performance of the Subsidiary. TWE's partnership interest in TWEAN will accordingly track the economic performance of the assets of TWEAN other than the Designated Assets. In the restructuring, Advance/Newhouse will give up its indirect equity interest in the "Road Runner" high-speed cable modem Internet service business.

                  The Letter Agreement provides that Advance/Newhouse will enter into a management agreement with the Subsidiary that will give Advance/Newhouse authority for overall supervision of the operations, policies and decisions of the Subsidiary, subject to certain exceptions, including incurring indebtedness of the Subsidiary in excess of certain agreed upon thresholds. The Letter Agreement contemplates that Time Warner Cable will continue to manage programming and the purchasing of hardware and software for the Subsidiary and that TWE will provide services to the Subsidiary, at the election of Advance/Newhouse, including engineering, marketing and consumer research services. As part of the transactions, the systems Advance/Newhouse will manage will continue to carry the AOL Broadband high speed service through at least the end of 2003. Advance/Newhouse has also agreed to continue to carry the "Road Runner" high-speed service on those systems but may terminate that arrangement on six months' notice.

                  As a result of the transactions contemplated by the Letter Agreement, the financial results of the Designated Assets will no longer be consolidated with the financial results of AOLTW or TWE, and the financial results of the "Road Runner" high-speed service business will become consolidated with the financial results of each of AOLTW and TWE.

                  The Letter Agreement provides that either TWE or Advance/Newhouse will be permitted to cause the distribution of the Designated Assets to Advance/Newhouse in complete redemption of its entire partnership interest in TWEAN (the "Distribution").

                  As part of the transactions, Advance/Newhouse's "put rights" for its interests in TWEAN will be eliminated. TWE will continue to have rights of first offer in respect of the Designated Assets, including after the Distribution, and Advance/Newhouse will no longer have rights of first offer in respect of TWEAN's cable assets. With some exceptions, until the Distribution, opportunities to acquire cable systems (other than multiple-system operators) in the Subsidiary's Designated Market Area ("DMA") will be allocated to the Subsidiary, and those in the DMA of Time Warner Cable will be allocated to Time Warner Cable.

                  Consummation of the transactions are subject to various customary conditions, including: (i) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the receipt of certain local cable television franchise consents and (iii) the receipt of certain approvals from the Federal Communications Commission.

                  On June 24, 2002, Time Warner Cable and Advance/Newhouse issued a joint press release announcing the execution of the Letter Agreement, a copy of which is filed as Exhibit 99.1 hereto and which is incorporated herein by reference.

                  This report includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of AOLTW's and TWE's management and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and factors affecting the integration of the businesses of AOL Time Warner Inc. More detailed information about these factors may be found in filings by AOLTW and TWE with the Securities and Exchange Commission, including their most recent annual reports on Form 10-K and quarterly reports on Form 10-Q. AOLTW and TWE are under no obligation to, and expressly disclaim any such obligation to, update or alter their forward-looking statements, whether as a result of new information, future events, or otherwise.


ITEM 7.           EXHIBITS.

EXHIBIT           DESCRIPTION
-------           -----------

99.1 Joint Press Release, dated June 24, 2002, issued by Time Warner Cable and Advance/Newhouse.

99.2 Letter Agreement, dated June 24, 2002, among TWE, Paragon, Advance/Newhouse and AOLTW.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   AOL TIME WARNER INC.


                                   By:  /s/ Wayne H. Pace
                                        ---------------------------------------
                                        Name:   Wayne H. Pace
                                        Title:  Executive Vice President and
                                                Chief Financial Officer


Date:    June 24, 2002

                                  EXHIBIT INDEX


EXHIBIT           DESCRIPTION
-------           -----------

99.1 Joint Press Release, dated June 24, 2002, issued by Time Warner Cable and Advance/Newhouse.

99.2 Letter Agreement, dated June 24, 2002, among TWE, Paragon, Advance/Newhouse and AOLTW.